EXHIBIT 10.5

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT, ("Agreement"), is made this 1st day of September, 2005 by and between Raven Moon Entertainment, Inc., a Florida corporation with principle offices at 120 International Parkway, Suite 220, Heathrow, Florida 32746, ("Raven Moon"), and Role Entertainment, LLC, (the "Consultant"), with offices at 333 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, (collectively the "Parties").

     WHEREAS, Raven Moon desires to engage the Consultant to perform television syndication and distribution services for Raven Moon's children's television program "Gina D's Kids Club," (the "Program"), to potential television outlets; and

     WHEREAS, the Consultant is experienced and knowledgeable in the area of television syndication and distribution.

     NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties hereby agree as follows:

     1. Scope of Services. Raven Moon hereby retains the Consultant, on a non-exclusive basis, to syndicate and distribute the Program for Television. Consultant shall maintain their current level of Forty Two Percent (42%) of American households, ("Level") as exhibited in Exhibit `A' attached to and incorporated into this Agreement. "Television" shall include free TV and cable TV in each market. Consultants shall replace the Unacceptable Stations listed in Exhibit `A' with Acceptable Stations in the same market within the Term of this Agreement. Consultants shall also expand upon the current Forty Two Percent (42%) Level by signing new Acceptable Stations on behalf of Raven Moon to air the Program.

     2. Term. This Agreement shall become effective as of the date set forth above, and continue for a period of Twelve (12) months ("Term"). Raven Moon shall retain an Option, which Raven Moon may exercise at its sole discretion, to extend the Agreement for an additional Six (6) months, ("Initial Optional Extension").

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     3. Unacceptable Stations. The Consultant shall replace the "Unacceptable
Stations" listed in RED in Exhibit `A' of this Agreement with "Acceptable Stations," (as defined herein), in the same market in accordance with the following timetable:

          a). Consultant shall replace a total of Fifty Percent (50%) or Sixteen (16) of the Unacceptable Station within One Hundred and Twenty (120) days of the date of this Agreement;

          b). Consultant shall replace a total of Seventy Five Percent (75%) or Twenty Three (23) of the Unacceptable Stations within One Hundred and Eight (180) days of the date of this Agreement; and

          c). Consultant shall replace a total of One Hundred Percent (100%) of the Unacceptable Stations within Six (6) months of the date of this Agreement.

     "Acceptable Stations" are defined as television stations which are affiliates of the following Networks - ABC, CBS, NBC, FOX, WB or UPN. In addition, Independents television stations and cable networks shall be acceptable on a case-by-case basis under the sole discretion of Raven Moon.

     4. The Consultant shall act on behalf of Raven Moon, shall offer the Program to stations on a barter basis with Raven Moon retaining Two (2) minutes per show for its advertising sales (the balance of commercial time controlled by the stations) and shall sign all new broadcast stations going forward to Raven Moon Broadcast Agreements or Deal Memos, or a Broadcast Agreement or Deal Memo pre-approved in advance by Raven Moon ("Broadcast Agreement(s)"). Each Broadcast Agreement signed by the Consultant on behalf of Raven Moon with any broadcast station must contain a Thirty (30) day recapture clause. Consultants shall provide Raven Moon with a copy of all executed Broadcast Agreements within Three
(3) business days of execution. In addition, the Consultant shall provide Raven Moon with a weekly update list or spreadsheet, substantially similar in format to the list in Exhibit `A,' reflecting the Consultant's stations airing the Program, which list shall not include stations for which other syndicators of Raven Moon are credited with and responsible for, and a list of stations which the Consultant is seeking to air the Program.

     5. Compensation; Grant of SB 2 Stock. In full consideration for the services to be provided by the Consultant to Raven Moon, to the exclusive satisfaction of the CEO of Raven Moon under the terms of this Agreement, and for Raven Moon's Option to extend the Agreement, Raven Moon agrees to pay the Consultant the compensation set forth below on a monthly basis, to be paid throughout the initial Twelve
          (12) month Term of this Agreement and any extension thereafter upon the execution of the Consultants' duties.

               A) A total of One Hundred and Twenty Thousand Dollars ($120,000.00) to the Consultants over the Term in SB 2 free trading stock as computed under the terms herein as total compensation in full, the shares of which will be registered in the Consultant's name in the SB 2 Registration and issued to the Consultant in increments described herein over a Twelve (12) month period:

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                    PAYMENTS TO THE CONSULTANTS: Consultant shall each receive
                    Ten Thousand Dollars ($10,000) per month worth of free trading shares of common stock of Raven Moon, ("RVMN"), at a Twenty Percent (20%) discount from the closing "bid" price, which price shall be determined by the closing per share bid price on the day prior to the day Raven Moon issues the shares. Raven Moon shall issue the stock payments to the Consultant as described herein during each of the Twelve
                    (12) months provided the Consultant has performed its services to Raven Moon under the terms of this Agreement for the preceding Thirty (30) days to the satisfaction of the CEO of Raven Moon. The stock issued to the Consultant each month shall be considered payment in full regardless of whether the price of the stock increases or decreases.

               B) NOTE: The use of SB2 Stock under this Agreement explicitly prohibits each Consultant to engage in any of the SEC Prohibitions on giving or receiving SB2 shares for consulting activity, including in summary: the promotion of the Client's shares, promote the resale of shares, and the raising of capital, arranging of reverse mergers, and the parties agree to avoid any such prohibitions. The SB2 is strictly for compensation services.

               C) Options. Raven Moon grants to the Consultant the Option to exercise Thirty Thousand Dollars ($30,000) worth of RVMN restricted stock at a Seventy Five Percent (75%) discount from the closing per share "bid" price on the last trading day prior to the day the Consultant exercises its Option. The Consultant's Options shall expire Twelve (12) months from the date of this Agreement unless Raven Moon exercises its Option to extend this Agreement for an addition Six (6) months ("Initial Extension"). Consultants' Options shall extend for the Initial Extension and the Consultant's Options shall expire at the end of the Initial Extension or One (1) year following from the date of this Agreement, whichever occurs first.

               D) Royalties. Contingent upon the Consultant reaching a Level of Seventy Seven Percent (77%), and Consultant's compliance with the reporting requirements in Paragraph 4 of this Agreement, Raven Moon will pay the Consultant Fifteen Percent (15%) of monthly net advertising revenue actually received by Raven Moon from the Program and Five Percent (5%) of monthly net revenues actually received by Raven Moon from Raven Moon's Direct Response sales of products from the Program. Royalties hereunder, will be paid to Consultants for the Term of the Agreement or as long as the Level remains at Seventy Seven Percent (77%) or higher. In no instance shall Royalty payments be due in any month in which the Level falls below Seventy Seven Percent (77%) at any time during the month nor in any month when Consultants fail to provide reporting as required in Paragraph 4 of this Agreement.



     6. Costs. Raven Moon shall be responsible for all costs of distribution, duplication and promotion of the Program, including Nielsen ratings if requested. The Consultants may not incur costs in relation to distribution, duplication and promotion of the Program without the pre-approval of such costs in writing by Raven Moon.

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     7. Contingency. Provided that the Consultant reaches a Seventy Seven
Percent (77%) coverage Level of Acceptable Stations secured exclusively by the Consultant during the Term of this Agreement or an Initial Extension of this Agreement, Raven Moon shall increase the monthly payment to Twelve Thousand Five Hundred Dollars ($12,500) in SB 2 stock to the Consultant under the same terms and in the same manner as outlined in Paragraph 5 of this Agreement.

     8. Termination. This Agreement shall terminate at the end of the Term or any extensions of this Agreement. In addition, Raven Moon shall have the right to terminate this Agreement upon five (5) business days written notice the Consultant in the event that the Level falls below Forty Two Percent (42%) during the Term of this Agreement. Raven Moon shall have the right to terminate this Agreement upon Five (5) business day's written notice to the Consultant in the event that the Consultant has reached the Seventy Seven Percent (77%) Level and the Level drops below the Seventy Seven Percent (77%) Level. Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement for any reason at its sole discretion upon Five (5) business days written notice to the Consultant, which written notice shall be effective upon mailing by first class mail or hand delivery accompanied by facsimile transmission or email to the Consultant at the address and telecopier number last provided by the Consultant to Raven Moon. Termination, with or without cause shall be determined solely and exclusively by Raven Moon for non-performance, conflicts of interest, a violation of any rule or regulation of any regulatory agency, the unlicensed practice of law or any other licensed professional service, and other neglect, act or omission detrimental to Raven Moon or Raven Moon's business, material breach of this Agreement or any unauthorized disclosure of any of the secrets or confidential information of Raven Moon, dishonesty, morals or any other reason including non-cause as determined exclusively by the CEO of Raven Moon.

     9. Confidentiality. The Consultant covenants that all information concerning Raven Moon, including proprietary information, which they obtain as a result of the services rendered pursuant to this Agreement shall be kept confidential and shall not be used by the Consultant except for the direct benefit of Raven Moon nor shall the confidential information be disclosed by the Consultant to any third-party without the prior written approval of Raven Moon, provided, however, that the Consultants shall not be obligated to treat as confidential, or return to Raven Moon copies of any confidential information that (i) was publicly known at the time of disclosure to Consultant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to Raven Moon by the Consultant, or (iii) is lawfully disclosed to the Consultant by a third-party.

     10. Non-Cost. The Consultant acknowledges that payments to the Consultant as described in Paragraph 5(A) of this Agreement include all costs, fees and payments due Consultant which are associated with the Services enumerated in Paragraph 1 of this Agreement. The Consultant agrees that the Company will not be responsible for payment to the Consultant of any costs, fees or any other additional payments associated with the Consultant's services under this Agreement.

     11. Non-Compete. The Consultant agrees that neither they, individually or collectively nor their partners, employees or assigns, will form a company or other entity providing similar or the same Products and Services as Raven Moon or enter into any other Agreements with other entities or persons which provide the same Products and Services as Raven Moon for a period of Two (2) calendar years following the termination of this Agreement or any extensions thereof.

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     12.  Independent Contractor. The Consultant and Raven Moon hereby acknowledge that the Consultants are independent contractors. The Consultant agrees not to hold themselves, individually or collectively, out as, nor shall they take any action from which others might reasonably infer that the Consultant are partners of or a joint venturer with Raven Moon. In addition, the Consultant shall take no action, individually or collectively which, to the knowledge of the Consultant, binds, or purports to bind, Raven Moon to any contract or agreement other than the Broadcast Agreements provided for herein.

     13.  Miscellaneous.

          (a) Entire Agreement. This Agreement contains the entire agreement between the Parties, and may not be waived, amended, modified or supplemented except by agreement in writing signed by the Party against whom enforcement of any waiver, amendment, modification or supplement is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights. This Agreement supersedes and replaces all previous agreements between the Parties, with the sole exception of an Assignment of Stations executed simultaneously and separately from this Agreement.

          (b) Governing Law. This Agreement shall be construed under the laws of the State of Florida, and the Parties agree that the exclusive jurisdiction for any litigation or arbitration arising from this Agreement shall be in Orlando, FL.

          (c) Successors and Assigns. This Agreement shall be binding upon the Parties, their successors and assigns, provided, however, that the Consultants shall not permit any other person or entity to assume these obligations hereunder without the prior written approval of the Raven Moon.

          (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which when taken together shall constitute one agreement.

          (e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were excluded and shall be enforceable in accordance with its terms.

     IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed as of the date set forth below.



Date:  September 1, 2005                    FOR CONSULTANT:
                                            Role Entertainment, LLC

                                            /s/  Len Koch
                                            -----------------------------------
                                                 Len Koch

                                            /s/  Bob Silberberg
                                            -----------------------------------
                                                 Bob Silberberg

                                            Address for Notices:

                                            333 Sylvan Avenue,
                                            Englewood Cliffs, NJ  07632



                                            COMPANY:
                                            Raven Moon Entertainment, Inc.


                                            By:  /s/  Joey DiFrancesco
                                               --------------------------------
                                                      Joey DiFrancesco, CEO